Exhibit 5.1

ROPES & GRAY LLP ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 617-951-7000 F 617-951-7050 BOSTON NEW YORK PALO ALTO SAN FRANCISCO WASHINGTON, DC www.ropesgray.com

July 3, 2008

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 2,205,471 shares of Common Stock, $0.001 par value (the “Shares”), of pSivida Corp., a Delaware corporation (the “Company”). The Shares are issuable under the pSivida Corp. Employee Share Option Plan and the pSivida Corp. 2008 Incentive Plan (collectively, the “Plans”).

We are familiar with the actions taken by the Company in connection with the authorization of the Shares issuable under the Plans. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued out of the Company’s duly authorized Common Stock and sold in accordance with the terms of the respective Plans, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP